Exhibit 99.1

Kroger Reports Fourth Quarter and Full Year 2016 Results

Q4 EPS of $0.53 and Full Year 2016 EPS of $2.05 (Adjusted EPS of $2.12)

Q4 ID Sales Without Fuel -0.7% and 2016 ID Sales Without Fuel 1.0%

2017 Net Earnings Per Diluted Share Growth Guidance

of $2.21 to $2.25, Including a 53rd Week

Fiscal 2016 Highlights

•                  12th consecutive year of market share gains

•                  Added more than 420 ClickList locations for 640 online ordering service locations

•                  Record high unit share for Corporate Brands

•                  Created 12,000 new supermarket jobs in 2016

CINCINNATI, March 2, 2017 — The Kroger Co. (NYSE: KR) today reported net earnings of $0.53 per diluted share and identical supermarket sales, without fuel, of -0.7% in the fourth quarter of 2016, which ended on January 28, 2017.

Fiscal 2016 net earnings were $2.05 per diluted share and identical supermarket sales growth, without fuel, was 1.0%.  The company’s fiscal year net earnings per diluted share included charges related to the restructuring of certain multi-employer pension obligations to help stabilize associates’ future benefits.  Excluding the effect of these charges, Kroger’s fiscal year adjusted net earnings per diluted share were $2.12.

Comments from Chairman and CEO Rodney McMullen

“True to our history, we will continue making proactive investments in our Customer 1st Strategy to maintain our strong competitive position. We are lowering costs to invest those savings in our people, our business, and technology. This approach will enable us to deliver on our long-term net earnings per diluted share growth rate target of 8 – 11%, plus an increasing dividend, as it has in the past.

“In 2016, Kroger grew market share, increased tonnage, and hired more than 12,000 new store associates. For 2017 and beyond, we will continue delivering for our customers while also setting the company up for our next phase of growth and customer-first innovation.”

Details of Fourth Quarter 2016 Results

Net earnings for the fourth quarter totaled $506 million, or $0.53 per diluted share. Net earnings in the same period last year were $559 million, or $0.57 per diluted share.

Total sales increased 5.5% to $27.6 billion in the fourth quarter compared to $26.2 billion for the same period last year. Total sales, excluding fuel, increased 4.4% in the fourth quarter over the same period last year. Recent mergers with Roundy’s and ModernHEALTH contributed to this growth.

Gross margin was 22.2% of sales for the fourth quarter. Excluding fuel, recent mergers and the LIFO charge, gross margin decreased 22 basis points from the same period last year.

Kroger recorded a LIFO charge of $0.2 million in the fourth quarter, compared to a $30 million LIFO credit in the same quarter last year.

Operating, General & Administrative costs as a rate of sales — excluding fuel, recent mergers, and a $30 million contribution to the UFCW Consolidated Pension Plan in the fourth quarter of 2015 — declined by 11 basis points; rent and depreciation with the same exclusions increased by 24 basis points.

Fiscal 2016 Results

Net earnings for 2016 totaled $1.98 billion, or $2.05 per diluted share.  Excluding the restructuring of certain multi-employer pension obligations, adjusted net earnings totaled $2.05 billion, or $2.12 per diluted share.  Net earnings in 2015 were $2.04 billion, or $2.06 per diluted share.

Total sales increased 5.0% to $115.3 billion in 2016 compared to $109.8 billion in 2015.  Excluding fuel, total sales increased 6.7% in 2016 compared to 2015. The company’s mergers with Roundy’s and ModernHEALTH contributed to this growth.

Gross margin was 22.4% of sales in 2016.  Excluding fuel, recent mergers and the LIFO charge, gross margin decreased 7 basis points compared to 2015.

Kroger’s LIFO charge for 2016 was $19 million, compared to a $28 million LIFO charge in 2015.

Operating, General & Administrative costs as a percent of sales — excluding fuel, recent mergers, the 2016 restructuring of certain multi-employer pension obligations, and the 2015 contributions to the UFCW Consolidated Pension Plan — declined 5 basis points; rent and depreciation with the same exclusions increased by 12 basis points in 2016.

FIFO operating margin for 2016 decreased 14 basis points compared to the prior year, with the following exclusions: fuel, recent mergers, the 2016 restructuring of certain multi-employer pension obligations and the 2015 contributions to the UFCW Consolidated Pension Plan.

Financial Strategy

Kroger’s long-term financial strategy is to use its financial flexibility to drive growth while also returning capital to shareholders.

The company’s net total debt to adjusted EBITDA ratio increased to 2.31, compared to 2.08 during the same period last year (see Table 5). This result is due to the merger with ModernHEALTH and changes in working capital.

In 2016, Kroger used cash to:

•                  Repurchase $1.8 billion in common shares,

•                  Pay $429 million in dividends,

•                  Invest $3.6 billion in capital, and

•                  Merge with ModernHEALTH for approximately $390 million.

Capital investments, excluding mergers, acquisitions and purchases of leased facilities, totaled $3.6 billion for the year, compared to $3.3 billion in 2015.

Return on invested capital for 2016 was 13.09%. This result was affected by current year results and recently-merged companies.

2017 Guidance

Kroger anticipates identical supermarket sales, excluding fuel, to range from flat to 1% growth for 2017.

The company expects net earnings to range from $2.21 to $2.25 per diluted share, including an estimated $.09 for the 53rd week.

Kroger expects the operating environment in the first half of 2017 to be similar to the second half of 2016. The company’s results in the second half of 2017 are expected to show improvement as the company cycles the previous year.

The company expects capital investments, excluding mergers, acquisitions and purchases of leased facilities, to be in the $3.2 to $3.5 billion range for 2017.

Over the long term, Kroger is committed to achieving a net earnings per diluted share growth rate of 8 – 11%, plus a growing dividend.

Every day, the Kroger Family of Companies makes a difference in the lives of eight and a half million customers and 443,000 associates who shop or serve in 2,796 retail food stores under a variety of local banner names in 35 states and the District of Columbia. Kroger and its subsidiaries operate an expanding ClickList offering — a personalized, order online, pick up at the store service — in addition to our 2,255 pharmacies, 784 convenience stores, 319 fine jewelry stores, 1,445 supermarket fuel centers and 38 food production plants in the United States. Kroger is recognized as one of America’s most generous companies for its support of more than 100 Feeding America food bank partners, breast cancer research and awareness, the military and their families, and more than 145,000 community organizations including schools. A leader in supplier diversity, Kroger is a proud member of the Billion Dollar Roundtable.

Note: Fuel sales have historically had a low gross margin rate and operating expense rate as compared to corresponding rates on non-fuel sales. As a result Kroger discusses the changes in these rates excluding the effect of fuel.

Note: Kroger discusses the changes in operating results, as a percentage of sales, excluding recent mergers due to them affecting comparability to last year.

Please refer to the supplemental information presented in the tables for reconciliations of the non-GAAP financial measures used in this press release to the most comparable GAAP financial measure and related disclosure.

This press release contains certain statements that constitute “forward-looking statements” about the future performance of the company. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. These statements are indicated by words such as “expect,” “anticipate,” “guidance,” “committed,” “goal,” “target,” “will,” and “continue.” Various uncertainties and other factors could cause actual results to differ materially from those contained in the forward-looking statements. These include the specific risk factors identified in “Risk Factors” and “Outlook” in Kroger’s annual report on Form 10-K for the last fiscal year and any subsequent filings, as well as the following:

•                  Kroger’s ability to achieve sales, earnings and cash flow goals may be affected by: labor negotiations or disputes; changes in the types and numbers of businesses that compete with Kroger; pricing and promotional activities of existing and new competitors, including non-traditional competitors, and the aggressiveness of that competition;

Kroger’s response to these actions; the state of the economy, including interest rates, the inflationary and deflationary trends in certain commodities, and the unemployment rate; the effect that fuel costs have on consumer spending; volatility of fuel margins; changes in government-funded benefit programs; manufacturing commodity costs; diesel fuel costs related to Kroger’s logistics operations; trends in consumer spending; the extent to which Kroger’s customers exercise caution in their purchasing in response to economic conditions; the inconsistent pace of the economic recovery; changes in inflation or deflation in product and operating costs; stock repurchases; Kroger’s ability to retain pharmacy sales from third party payors; consolidation in the healthcare industry, including pharmacy benefit managers; Kroger’s ability to negotiate modifications to multi-employer pension plans; natural disasters or adverse weather conditions; the potential costs and risks associated with potential cyber-attacks or data security breaches; the success of Kroger’s future growth plans; and the successful integration of Harris Teeter and Roundy’s.  Kroger’s ability to achieve sales and earnings goals may also be affected by Kroger’s ability to manage the factors identified above. Kroger’s ability to execute its financial strategy may be affected by its ability to generate cash flow.

Kroger assumes no obligation to update the information contained herein. Please refer to Kroger’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger’s quarterly conference call with investors will be broadcast live online at 10 a.m. (ET) on March 2, 2017 at ir.kroger.com. An on-demand replay of the webcast will be available at approximately 1 p.m. (ET) on Thursday, March 2, 2017.

4th Quarter and Fiscal Year 2016 Tables Include:

1.              Consolidated Statements of Operations

2.              Consolidated Balance Sheets

3.              Consolidated Statements of Cash Flows

4.              Supplemental Sales Information

5.              Reconciliation of Net Total Debt and Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA

6.              Net Earnings Per Diluted Share Excluding the Adjustment Items

7.              Return on Invested Capital

Contacts: Media: Keith Dailey (513) 762-1304; Investors: Kate Ward (513) 762-4969

Table 1.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	FOURTH QUARTER				YEAR-TO-DATE
	2016		2015		2016		2015

SALES	$27,611	100.0%	$26,165	100.0%	$115,337	100.0%	$109,830	100.0%

MERCHANDISE COSTS, INCLUDING ADVERTISING, WAREHOUSING AND TRANSPORTATION (a), AND LIFO CHARGE (b)	21,483	77.8	20,193	77.2	89,502	77.6	85,496	77.8
OPERATING, GENERAL AND ADMINISTRATIVE (a)	4,483	16.2	4,355	16.6	19,178	16.6	17,946	16.3
RENT	215	0.8	181	0.7	881	0.8	723	0.7
DEPRECIATION AND AMORTIZATION	572	2.1	508	1.9	2,340	2.0	2,089	1.9

OPERATING PROFIT	858	3.1	928	3.6	3,436	3.0	3,576	3.3

INTEREST EXPENSE	126	0.5	113	0.4	522	0.5	482	0.4

NET EARNINGS BEFORE INCOME TAX EXPENSE	732	2.7	815	3.1	2,914	2.5	3,094	2.8

INCOME TAX EXPENSE	230	0.8	250	1.0	957	0.8	1,045	1.0

NET EARNINGS INCLUDING NONCONTROLLING INTERESTS	502	1.8	565	2.2	1,957	1.7	2,049	1.9

NET (LOSS) EARNINGS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(4)	—	6	—	(18)	—	10	—

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	$506	1.8%	$559	2.1%	$1,975	1.7%	$2,039	1.9%

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER BASIC COMMON SHARE	$0.54		$0.57		$2.08		$2.09

AVERAGE NUMBER OF COMMON SHARES USED IN BASIC CALCULATION	929		966		942		966

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$0.53		$0.57		$2.05		$2.06

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	943		980		958		980

DIVIDENDS DECLARED PER COMMON SHARE	$0.120		$0.105		$0.465		$0.408

Note:        Certain percentages may not sum due to rounding.

Note:        The Company defines First-In First-Out (FIFO) gross profit as sales minus merchandise costs, including advertising, warehousing and transportation, but excluding the Last-In First-Out (LIFO) charge.

The Company defines FIFO gross margin, as described in the earnings release, as FIFO gross profit divided by sales.

The Company defines FIFO operating profit as operating profit excluding the LIFO charge.

The Company defines FIFO operating margin, as described in the earnings release, as FIFO operating profit divided by sales.

The above FIFO financial metrics are important measures used by management to evaluate operational effectiveness.  Management believes these FIFO financial metrics are useful to investors and analysts because they measure our day-to-day operational effectiveness.

(a)	Merchandise costs and operating, general and administrative expenses exclude depreciation and amortization expense and rent expense which are included in separate expense lines.

(b)

A LIFO charge of $0.2 and a credit of $30 were recorded in the fourth quarter of 2016 and 2015, respectively. For the year to date period, LIFO charges of $19 and $28 were recorded for 2016 and 2015, respectively.

Table 2.

THE KROGER CO.

CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	January 28,	January 30,
	2017	2016

ASSETS
Current Assets
Cash	$310	$277
Temporary cash investments	12	—
Store deposits in-transit	910	923
Receivables	1,649	1,734
Inventories	6,561	6,168
Prepaid and other current assets	898	790

Total current assets	10,340	9,892

Property, plant and equipment, net	21,016	19,619
Intangibles, net	1,153	1,053
Goodwill	3,031	2,724
Other assets	965	609

Total Assets	$36,505	$33,897

LIABILITIES AND SHAREOWNERS’ EQUITY
Current Liabilities
Current portion of long-term debt including obligations under capital leases and financing obligations	$2,252	$2,370
Trade accounts payable	5,818	5,728
Accrued salaries and wages	1,234	1,426
Deferred income taxes	251	221
Other current liabilities	3,305	3,226

Total current liabilities	12,860	12,971

Long-term debt including obligations under capital leases and financing obligations	11,825	9,709
Deferred income taxes	1,927	1,752
Pension and postretirement benefit obligations	1,524	1,380
Other long-term liabilities	1,659	1,287

Total Liabilities	29,795	27,099

Shareowners’ equity	6,710	6,798

Total Liabilities and Shareowners’ Equity	$36,505	$33,897

Total common shares outstanding at end of period	924	967
Total diluted shares year-to-date	958	980

Table 3.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	YEAR-TO-DATE
	2016	2015

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings including noncontrolling interests	$1,957	$2,049
Adjustments to reconcile net earnings including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	2,340	2,089
LIFO charge	19	28
Stock-based employee compensation	141	165
Expense for Company-sponsored pension plans	94	103
Deferred income taxes	201	317
Other	(2)	100
Changes in operating assets and liabilities, net
of effects from mergers of businesses:
Store deposits in-transit	13	95
Receivables	(110)	(59)
Inventories	(382)	(184)
Prepaid and other current assets	(172)	(28)
Trade accounts payable	16	440
Accrued expenses	(118)	275
Income taxes receivable and payable	261	(359)
Other	14	(114)

Net cash provided by operating activities	4,272	4,917

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for property and equipment, including payments for lease buyouts	(3,699)	(3,349)
Proceeds from sale of assets	132	45
Payments for mergers	(401)	(168)
Other	93	(98)

Net cash used by investing activities	(3,875)	(3,570)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	2,781	1,181
Payments on long-term debt	(1,355)	(1,245)
Net proceeds (borrowings) on commercial paper	435	(285)
Dividends paid	(429)	(385)
Excess tax benefits on stock-based awards	—	97
Proceeds from issuance of capital stock	68	120
Treasury stock purchases	(1,766)	(703)
Investment in the remaining equity of a noncontrolling interest	—	(26)
Other	(86)	(92)

Net cash used by financing activities	(352)	(1,338)

NET INCREASE IN CASH AND TEMPORARY
CASH INVESTMENTS	45	9

CASH AND TEMPORARY CASH INVESTMENTS:
BEGINNING OF YEAR	277	268
END OF YEAR	$322	$277

Reconciliation of capital investments:
Payments for property and equipment, including payments for lease buyouts	$(3,699)	$(3,349)
Payments for lease buyouts	5	35
Changes in construction-in-progress payables	72	(35)
Total capital investments, excluding lease buyouts	$(3,622)	$(3,349)

Disclosure of cash flow information:
Cash paid during the year for interest	$505	$474
Cash paid during the year for income taxes	$557	$1,001

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

Table 4. Supplemental Sales Information

(in millions, except percentages)

(unaudited)

Items identified below should not be considered as alternatives to sales or any other GAAP measure of performance.  Identical supermarket sales is an industry-specific measure and it is important to review it in conjunction with Kroger’s financial results reported in accordance with GAAP.  Other companies in our industry may calculate identical supermarket sales differently than Kroger does, limiting the comparability of the measure.  These results include Roundy’s sales for stores that are identical as if they were part of Kroger in the prior year.

IDENTICAL SUPERMARKET SALES (a)

	FOURTH QUARTER		YEAR-TO-DATE
	2016	2015	2016	2015

INCLUDING FUEL CENTERS	$24,453	$24,318	$103,180	$103,106
EXCLUDING FUEL CENTERS	$21,981	$22,135	$92,451	$91,568

INCLUDING FUEL CENTERS	0.6%	1.7%	0.1%	1.1%
EXCLUDING FUEL CENTERS	-0.7%	3.7%	1.0%	5.0%

(a) Kroger defines a supermarket as identical when it has been open without expansion or relocation for five full quarters.

Table 5.  Reconciliation of Net Total Debt and

Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA

(in millions, except for ratio)

(unaudited)

The items identified below should not be considered an alternative to any GAAP measure of performance or access to liquidity.  Net total debt to adjusted EBITDA is an important measure used by management to evaluate the Company’s access to liquidity.  The items below should be reviewed in conjunction with Kroger’s financial results reported in accordance with GAAP.

The following table provides a reconciliation of net total debt.

	January 28,	January 30,
	2017	2016	Change

Current portion of long-term debt including obligations under capital leases and financing obligations	$2,252	$2,370	$(118)
Long-term debt including obligations under capital leases and financing obligations	11,825	9,709	2,116

Total debt	14,077	12,079	1,998

Less: Temporary cash investments	12	—	12
Less: Prepaid benefit payments	385	275	110

Net total debt	$13,680	$11,804	$1,876

The following table provides a reconciliation from net earnings attributable to The Kroger Co. to adjusted EBITDA, as defined in the Company’s credit agreement.

	YEAR-TO-DATE
	January 28,	January 30,
	2017	2016

Net earnings attributable to The Kroger Co.	$1,975	$2,039
LIFO charge	19	28
Depreciation and amortization	2,340	2,089
Interest expense	522	482
Income tax expense	957	1,045
Adjustments for pension plan agreements	111	—
Other	(12)	(5)

Adjusted EBITDA	$5,912	$5,678

Net total debt to adjusted EBITDA ratio	2.31	2.08

Table 6. Net Earnings Per Diluted Share Excluding the Adjustment Items

(in millions, except per share amounts)

(unaudited)

The purpose of this table is to better illustrate comparable operating results from our ongoing business, after removing the effects on net earnings per diluted common share for certain items described below.  Items identified in this table should not be considered alternatives to net earnings attributable to The Kroger Co. or any other GAAP measure of performance.  These items should not be reviewed in isolation or considered substitutes for the Company’s financial results as reported in accordance with GAAP.  Due to the nature of these items, as further described below, it is important to identify these items and to review them in conjunction with the Company’s financial results reported in accordance with GAAP.

The following table summarizes items that affected the Company’s financial results during the periods presented. In 2016, these items included charges related to the restructuring of certain pension obligations.  In 2015, The Kroger Co. did not have any adjustment items.

	FOURTH QUARTER		YEAR-TO-DATE
	2016	2015	2016	2015

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	$506	$559	$1,975	$2,039

ADJUSTMENTS FOR PENSION PLAN AGREEMENTS (a)(b)	—	—	71	—

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. EXCLUDING THE ADJUSTMENT ITEMS ABOVE	$506	$559	$2,046	$2,039

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$0.53	$0.57	$2.05	$2.06

ADJUSTMENTS FOR PENSION PLAN AGREEMENTS (c)	—	—	0.07	—

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE EXCLUDING THE ADJUSTMENT ITEMS ABOVE	$0.53	$0.57	$2.12	$2.06

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	943	980	958	980

(a)           The amounts presented represent the after-tax effect of each adjustment.

(b)           The pre-tax adjustments for the pension plan agreements were $111.

(c)           The amounts presented represent the net earnings per diluted common share effect of each adjustment.

Table 7.  Return on Invested Capital

(in millions, except percentages)

(unaudited)

Return on invested capital should not be considered an alternative to any GAAP measure of performance.  Return on invested capital is an important measure used by management to evaluate our investment returns on capital and our effectiveness in deploying our assets.  Return on invested capital should not be reviewed in isolation or considered as a substitute for our financial results as reported in accordance with GAAP.  Other companies may calculate return on invested capital differently than Kroger, limiting the comparability of the measure.

The following table provides a calculation of return on invested capital for 2016 and 2015.  The January 30, 2016 calculation of return on invested capital excludes the financial position and results for the Roundy’s transaction.

	YEAR-TO-DATE
	January 28,	January 30,
	2017	2016
Return on Invested Capital
Numerator (a)
Operating profit	$3,436	$3,576
LIFO charge	19	28
Depreciation and amortization	2,340	2,089
Rent	881	723
Adjustments for pension plan agreements	111	—
Other	—	(13)

Adjusted operating profit	$6,787	$6,403

Denominator (b)
Average total assets	$35,201	$32,197
Average taxes receivable (c)	(262)	(206)
Average LIFO reserve (d)	1,283	1,259
Average accumulated depreciation and amortization	18,940	17,441
Average trade accounts payable	(5,773)	(5,390)
Average accrued salaries and wages	(1,330)	(1,359)
Average other current liabilities (e)	(3,265)	(3,054)
Adjustment for Roundy’s transaction (f)	—	(714)
Rent * 8 (g)	7,048	5,784

Average invested capital	$51,842	$45,958

Return on Invested Capital	13.09%	13.93%

(a)           Represents year-to-date results for the periods noted.

(b)           Represents the average of amounts at the beginning and end of year.

(c)           Taxes receivable is recorded in the Consolidated Balance Sheet in receivables.

(d)           LIFO reserve is recorded in the Consolidated Balance Sheet in inventories.

(e)           The calculation of average other current liabilities excludes accrued income taxes.

(f)            Adjustment to remove the assets and liabilities recorded at year end 2015 for the Roundy’s transaction.

(g)           The factor of eight estimates the hypothetical capitalization of our operating leases.